Exhibit 99.1

Penn Virginia Announces Resignation of Director

HOUSTON, March 7, 2018 (GLOBE NEWSWIRE) — Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ:PVAC) today announced the resignation of Marc McCarthy from Penn Virginia’s Board of Directors. Mr. McCarthy resigned on March 6, 2018 due to increased demands of his other professional commitments and has no disagreements with the Company.

“It has been a great privilege serving on Penn Virginia’s board and I have enjoyed contributing to the strategic direction of the Company. Given the strength of the Company’s Board of Directors and management team, I feel confident stepping down at this time and leaving the Company in their capable hands,” said Marc McCarthy.

John A. Brooks, President, Chief Executive Officer and Director of Penn Virginia, commented, “Marc has been an invaluable resource to the Company over the past year and a half. On behalf of the entire Board, I would like to thank Marc for his contributions and service and wish him continued success in the future.”

About Penn Virginia Corporation

Penn Virginia Corporation is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Contact

Steve Hartman

Chief Financial Officer

Ph: (713) 722-6529

E-Mail: invest@pennvirginia.com